Exhibit 23(b)

                         Consent of Independent Auditors

The Board of Directors
NSS Bancorp, Inc.

We consent to the incorporation by reference of our report dated February 11, 1998 on our audit of the consolidated financial statements of NSS Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997 included in the Annual Report of NSS Bancorp, Inc. on Form 10-K for the year ended December 31, 1997 which is incorporated by reference in the registration statement on Form S-4 filed by Summit Bancorp, and to the reference to our firm in the registration statement on Form S-4 and the proxy statement-prospectus contained therein under the caption "Experts".



                                         /S/ Friedberg, Smith & Co., P.C.
                                         --------------------------------

Bridgeport, Connecticut
September 21, 1998